Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2008 YEAR END, FOURTH QUARTER RESULTS

- Impairment Charge of $103.9 Million Taken in 4Q, Adjusted EPS of $0.10 For 2008 -

- Company Will Hold Conference Call at 9:00 a.m. ET -

ALACHUA, Fla. (Feb. 20, 2009) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the fourth quarter and full year ending Dec. 31, 2008 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $37.4 million, with gross margins of 47 percent.

•	Negotiated new U.S. financing agreements with Mercantile Bank, a division of Carolina First Bank, including $1.75 million term loan and a $10.0 million line of credit facility.

•	Introduced new lumbar implant to Stryker.

•	Signed a new agreement to provide spinal allograft implants to Aesculap Implant Systems, Inc.

•	Net loss of $102.5 million, or $1.89 per fully diluted share, was due primarily to a non-cash asset impairment charge to the company’s goodwill.

•	Adjusted net income excluding purchase accounting adjustments, restructuring charges and the impairment charge was $1.1 million, or $0.02 per fully diluted share.

•	Increased number of direct biologic representatives by 5 to a total of about 30.

2008 Full Year Highlights:

•	Achieved annual revenues of $146.6 million, with gross margins of 47 percent.

•	Completion of the merger with Tutogen Medical, Inc. (Tutogen) and the successful integration with the company.

•	Net loss of $100.0 million, or $2.00 per fully diluted share, was due primarily to a non-cash asset impairment charge to the company’s goodwill.

•

Adjusted net income excluding purchase accounting adjustments, restructuring charges and the impairment charge was $5.1 million, or $0.10 per fully diluted share, compared to a net loss of $2.1 million, or $0.07 per fully diluted share in the prior year.

•	Launched nine new implants in sports medicine, spine, dental and bone graft substitutes.

•	Increased number of direct biologic representatives by 15 to a total of about 30.

•	Achieved more than 30 percent growth in sports medicine.

“While we have had successes in 2008, such as completing the merger and integration of Tutogen, refinancing our debt arrangement, launching numerous new products and improving our supply of donated tissue,” said Brian K. Hutchison, RTI chairman and chief executive officer, “we maintain a conservative outlook for 2009 as we monitor the overall economic conditions and how they will affect procedure volume and demand in our markets. Our sports medicine business has historically performed significantly above market growth and has done so again, even with the change in our distribution force in the second half of the year. We believe we can continue to achieve results that exceed our overall market in this area.”

Revenues were $37.4 million for the fourth quarter of 2008, compared to revenues of $25.5 million for the fourth quarter of 2007. Revenues for the full year 2008 were $146.6 million, compared to revenues of $94.2 million for the full year 2007. The increase in year-over-year revenues includes the revenues from Tutogen since the completion of the merger on Feb. 27, 2008.

For the fourth quarter ended Dec. 31, 2008, the company reported a net loss of $102.5 million, compared to a net loss of $2.6 million for the fourth quarter of 2007. Net loss per diluted share for the fourth quarter 2008 was $1.89, compared to a net loss per diluted share of $0.09 for the fourth quarter of 2007. For the full year 2008, the company reported a net loss of $100.0 million, compared to a net loss of $2.1 million for the full year 2007. Net loss per diluted share for 2008 was $2.00, compared to a net loss per diluted share for 2007 of $0.07.

Fourth quarter and full year results include a $103.9 million or $1.91 decrease in income per fully diluted share due to a non-cash impairment charge related to goodwill and intangible assets. The impairment charge is a result of an analysis of our recorded goodwill in accordance with the financial accounting and reporting requirements of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, considering the significant deterioration in the market environment and decline in the market value of the company’s equity during the fourth quarter.

For the fourth quarter and full year 2008, the company’s net income was reduced by purchase accounting adjustments and restructuring charges associated with the Tutogen merger of $91,000 and $2.4 million before income taxes respectively, representing an after tax expense of $57,000 and $1.5 million respectively and a decrease in income per fully diluted share of $0.03 for the full year. The adjustments for the fourth quarter and full year 2008 relate to intangibles amortization expense of $90,000 and $678,000 respectively, included in marketing, general and administrative expenses; $1,000 and $451,000 in restructuring charges respectively; and inventory step-up adjustments of $1.3 million for the full year 2008, included in the cost of goods sold.

During the fourth quarter and full year ending Dec. 31, 2008, the company recorded stock-based compensation expense totaling $412,000 and $1.6 million respectively, before income taxes, representing an after tax expense of $256,000 and $1.0 million respectively, and decreased income per diluted share by $0.02 for the full year, under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $724,000 and $3.0 million respectively, before income taxes for the fourth quarter and full year ending Dec. 31, 2007, representing an after tax expense of $451,000 and $1.9 million respectively, and increased net loss per diluted share by $0.01 and $0.04 respectively.

Revenue Analysis and 2009 Outlook

Domestic revenues were $32.9 million for the fourth quarter of 2008 and $127.0 million for the full year 2008, representing increases of 39 percent and 44 percent respectively, primarily reflecting the merger with Tutogen. During the fourth quarter, spine revenues increased as a result of new product launches, and were offset by inventory adjustments by distributors. Sports medicine revenues were negatively impacted by the transition from a network of primarily independent distributors to primarily direct biologic distribution representatives. Bone graft substitute revenues were negatively impacted by delays in launching new products and reductions in inventories by distributors. Surgical specialties revenues were negatively impacted by inventory adjustments by distributors. For the year, the strongest domestic performance was in sports medicine and surgical specialties, with growth rates substantially exceeding market growth rates.

International revenues, which include exports and distribution from our German and French facilities, were $4.4 million for the fourth quarter of 2008 and $19.7 million for the full year 2008, representing increases of 141 percent and 223 percent respectively, primarily reflecting the merger with Tutogen. Global dental revenues and all other areas of international distribution for the fourth quarter were negatively impacted as a result of the unprecedented weakening of the global economy.

The company announced in a 2009 guidance release on Jan. 16, 2009 that revenues are estimated to be $166 to $168 million, with fully diluted earnings per share of $0.11 to $0.13.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Thursday, Feb. 20, 2009 at 9:00 a.m. ET to discuss fourth quarter and year end results. The conference call can be accessed by dialing (877) 719-9804. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through March 20, 2009 and can be accessed by calling (888) 203-1112, passcode 8264369; the replay will also be available at www.rtix.com.

Use of Non-GAAP Financial Measures

A reconciliation of the company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company’s use of the non-GAAP measures, is included in the exhibits to this press release.

About RTI Biologics Inc.

RTI Biologics, Inc. was formed when Regeneration Technologies, Inc. and Tutogen Medical, Inc. merged on Feb. 27, 2008. The company is now the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics—from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing fully validated sterilization processes that include viral inactivation steps. Two such processes, the BioCleanse® Tissue Sterilization Process and the Tutoplast® process, sterilize tissue, are clinically successful and are scientifically proven to eliminate donor-to-recipient disease transmission risk while preserving tissue strength and biocompatibility. These processes have a proven record of more than two million implants distributed with zero incidence of infection. In addition, RTI pastes are sterilized through the Cancelle™ SP DBM Sterilization Process, a validated viral inactivation step.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving RTI and Tutogen, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of RTI to integrate its business successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings on file with the United States Securities and Exchange Commission (SEC). Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007 (1)	2008	2007 (1)
Revenues:
Fees from tissue distribution	$36,057	$23,739	$140,886	$88,708
Other revenues	1,306	1,762	5,749	5,499

Total revenues	$37,363	$25,501	$146,635	$94,207
Costs of processing and distribution	19,708	14,322	77,821	56,557

Gross profit	17,655	11,179	68,814	37,650

Expenses:
Marketing, general and administrative	13,780	9,308	54,168	31,040
Research and development	1,982	1,373	8,143	5,190
Gain on business exchange	—	—	—	(197)
Restructuring charges	1	—	451	—
Asset abandonments	482	80	482	91
Asset impairments	103,927	4,094	103,927	4,094

Total operating expenses	120,172	14,855	167,171	40,218

Operating loss	(102,517)	(3,676)	(98,357)	(2,568)

Other (expense) income:
Interest expense	(296)	(177)	(797)	(753)
Interest income	112	230	567	849

Total other (expense) income—net	(184)	53	(230)	96

Loss before income tax (expense) benefit	(102,701)	(3,623)	(98,587)	(2,472)
Income tax (expense) benefit	186	1,020	(1,391)	376

Net loss	$(102,515)	$(2,603)	$(99,978)	$(2,096)

Net loss per common share—basic	$(1.89)	$(0.09)	$(2.00)	$(0.07)

Net loss per common share—diluted	$(1.89)	$(0.09)	$(2.00)	$(0.07)

Weighted average shares outstanding—basic	54,105,564	29,879,819	49,912,154	29,824,816

Weighted average shares outstanding—diluted	54,105,564	29,879,819	49,912,154	29,824,816

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss and Net Loss Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2008		December 31, 2007
	Net Income	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$(102,515)	$(1.89)	$(2,603)	$(0.09)
Impairment charge:
Goodwill	103,007	1.90	—	—
Other intangibles	920	0.02	—	—
Purchase accounting adjustments:
Inventory step up adjustments	—	—	—	—
Amortization of intangibles	90	—	—	—
Restructuring charges	1	—	—	—
Tax effect	(382)	(0.01)	—	—

Adjusted results	$1,121	$0.02	$(2,603)	$(0.09)

	Twelve Months Ended
	December 31, 2008		December 31, 2007
	Net Income	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$(99,978)	$(2.00)	$(2,096)	$(0.07)
Impairment charge:
Goodwill	103,007	2.06	—	—
Other intangibles	920	0.02	—	—
Purchase accounting adjustments:
Inventory step up adjustments	1,273	0.03	—	—
Amortization of intangibles	678	0.01	—	—
Restructuring charges	451	0.01	—	—
Tax effect	(1,254)	(0.03)	—	—

Adjusted results	$5,097	$0.10	$(2,096)	$(0.07)

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non- GAAP financial measures that exclude certain amounts, including non-GAAP net income and non –GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of each of the adjustments that management excluded as part of the non-GAAP measures for the three and twelve month periods ended December 31, 2008 as well as the reasons for excluding each of these individual items:

Purchase accounting adjustments: These adjustments consist of inventory step up adjustments and amortization of intangible assets resulting from the Company’s merger with Tutogen Medical, Inc. (“TMI”). Management removes the impact of the purchase accounting adjustments from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s and TMI’s past operating performance. The inventory step-up adjustments were fully expensed as of December 31, 2008 as the related inventory was distributed, while the intangible assets will be amortized over a fourteen-year period, the respective estimated useful life.

Restructuring charges – These adjustments primarily represent employee-related termination benefits associated with the Company’s restructuring activities following the merger with TMI. These charges, which are estimated to be recorded in the twelve-month period following the merger, are not indicative of the Company’s on-going operating performance. Accordingly, management excludes these charges for purposes of calculating these non-GAAP measures to facilitate the evaluation of the Company’s current operating performance and a comparison to the Company’s past operating performance.

Impairment charges – These adjustments represent one-time charges and relates to evaluating the goodwill and other intangibles that have been created through purchase transactions. Management removes the impact of the impairment charges from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures. Restructuring charges could potentially have a material impact on cash flows, net income and net income per fully diluted share. Also, amortization of purchased intangible assets, though not directly affecting RTI Biologics cash flow position, represent a reduction in net book value of intangible assets over time. The amortization expense associated with this reduction in net book value is not included in RTI Biologics non-GAAP net income or non-GAAP net income per fully diluted share and therefore these measures do not reflect the full economic effect of the reduction in net book value of those intangibles assets.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the acquisition related adjustments, restructuring and impairment charges. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007 (1)	2008	2007 (1)
Fees from tissue distribution:
Spinal constructs	$12,104	$10,348	$41,817	$41,067
Sports medicine	8,451	9,034	36,330	27,685
Dental	7,876	—	27,365	—
Surgical specialties	3,570	—	15,350	—
Bone graft substitutes	2,618	3,949	14,393	17,011
General orthopedic	1,438	249	5,631	993
Cardiovascular	—	159	—	1,952
Other revenues	1,306	1,762	5,749	5,499

Total revenues	$37,363	$25,501	$146,635	$94,207

Domestic revenues	32,921	23,660	126,957	88,121
International revenues	4,442	1,841	19,678	6,086

Total revenues	$37,363	$25,501	$146,635	$94,207

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007 (1)
Assets
Cash and cash equivalents	$20,076	$18,560
Accounts receivable	14,668	9,754
Inventories—net	75,182	39,847
Prepaid and other assets	42,100	32,105
Property, plant and equipment—net	47,622	35,549
Goodwill	134,432	151

Total assets	$334,080	$135,966

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$33,454	$15,821
Short term borrowings and long-term debt	8,986	3,375
Deferred revenue	6,278	4,667
Other liabilities	4,312	460
Stockholders’ equity:
Stock and paid-in capital	403,787	133,637
Additional other comprehensive loss	(765)	—
Accumulated deficit	(121,972)	(21,994)

Stockholders’ equity	281,050	111,643

Total liabilities and stockholders’ equity	$334,080	$135,966

(1)	Balances at December 31, 2007 are for Regeneration Technologies, Inc. only

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007 (1)	2008	2007 (1)
Cash flows from operating activities:
Net loss	$(102,515)	$(2,603)	$(99,978)	$(2,096)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	2,048	1,376	8,193	5,756
Asset impairments	103,927	4,094	103,927	4,094
Change in working capital	(3,581)	(1,410)	(15,849)	(3,946)
Other items to reconcile to net cash (used in) provided by operating activities	(969)	50	2,096	3,254

Net cash (used in) provided by operating activities	(1,090)	1,507	(1,611)	7,062

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,545)	(854)	(5,474)	(2,173)
Cash acquired in merger, net of transaction costs	(71)	(492)	808	(492)
Proceeds from sale of marketable securities	—	—	5,192	—
Proceeds from sale of property, plant and equipment	—	—	63	80
Patent costs	(146)	—	(361)	—

Net cash (used in) provided by investing activities	(1,762)	(1,346)	228	(2,585)

Cash flows from financing activities:
Proceeds from exercise of stock options	284	74	2,492	725
Excess tax benefit from exercise of stock options	106	6	337	150
Net proceeds from short-term obligations	1,744	—	3,529	—
Net proceeds from long-term obligations	1,750	—	1,750	—
Payments on long-term obligations	(2,451)	(476)	(5,144)	(2,301)

Net cash provided by (used in) financing activities	1,433	(396)	2,964	(1,426)

Effect of exchange rate changes on cash and cash equivalents	(63)	—	(65)	—

Net (decrease) increase in cash and cash equivalents	(1,482)	(235)	1,516	3,051
Cash and cash equivalents, beginning of period	21,558	18,795	18,560	15,509

Cash and cash equivalents, end of period	$20,076	$18,560	$20,076	$18,560

(1)	Regeneration Technologies, Inc. only results

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